Exhibit 99.1

CVS HEALTH CORPORATION REPORTS THIRD QUARTER 2025 RESULTS AND UPDATES FULL-YEAR 2025 GUIDANCE

Financial Highlights
•Third quarter total revenues increased to a record high $102.9 billion, up 7.8% compared to prior year
•Third quarter GAAP diluted loss per share of $3.13, inclusive of a $5.7 billion goodwill impairment charge related to the Health Care Delivery reporting unit
•Third quarter Adjusted EPS of $1.60
•Generated year-to-date cash flow from operations of $7.2 billion

Operational Highlights
•Aetna® receives industry-leading Medicare Advantage Star Ratings results
•Launch of annual vaccination campaign at CVS Pharmacy® and MinuteClinic® locations nationwide
•Caremark® closes out another strong selling season with contract wins totaling nearly $6.0 billion and retention in the high nineties, highlighting commitment to providing exceptional value and transparency

2025 Full-Year Guidance
•Updated GAAP diluted earnings (loss) per share guidance range to $(0.34) to $(0.24) from $3.84 to $3.94
•Raised Adjusted EPS guidance range to $6.55 to $6.65 from $6.30 to $6.40
•Updated cash flow from operations guidance to a range of $7.5 billion to $8.0 billion from at least $7.5 billion

CEO Commentary
“CVS Health uniquely delivers what the people we serve want the most: a connected, simpler experience that improves health and simplifies care. Our leadership team has stabilized operations and is focused on businesses and markets where we can succeed. As a result, we are making progress on our journey to be America’s most trusted health care company. Our strong Enterprise performance demonstrates the continued focus we have on operational and financial improvement across our businesses.”
–David Joyner, CVS Health President and CEO

WOONSOCKET, RHODE ISLAND, October 29, 2025 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months ended September 30, 2025.

Financial Results Summary

	Three Months Ended September 30,
In millions, except per share amounts	2025	2024	Change
Total revenues	$102,871	$95,428	$7,443
Operating income (loss)	(3,207)	832	(4,039)
Adjusted operating income (1)	3,459	2,547	912
Diluted earnings (loss) per share	$(3.13)	$0.07	$(3.20)
Adjusted EPS (2)	$1.60	$1.09	$0.51
Third quarter GAAP diluted loss per share of $3.13 reflects a $5.7 billion goodwill impairment charge related to the Health Care Delivery reporting unit, partially offset by a gain of $483 million on the deconsolidation of Omnicare, LLC (“Omnicare”) in connection with the initiation of Omnicare’s voluntary Chapter 11 proceedings. Adjusted EPS of $1.60 increased from $1.09 in the prior year primarily due to improved adjusted operating income in the Health Care Benefits segment.

The Company’s full-year 2025 guidance updates reflect third quarter performance in the Health Care Benefits and Pharmacy & Consumer Wellness segments, partially offset by a decrease in the Health Services segment.

Consolidated third quarter results

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except per share amounts	2025	2024	Change	2025	2024	Change
Total revenues	$102,871	$95,428	$7,443	$296,374	$275,099	$21,275
Operating income (loss)	(3,207)	832	(4,039)	2,548	6,148	(3,600)
Adjusted operating income (1)	3,459	2,547	912	11,846	9,248	2,598
Net income (loss)	(3,990)	71	(4,061)	(1,195)	2,963	(4,158)
Diluted earnings (loss) per share	$(3.13)	$0.07	$(3.20)	$(0.93)	$2.35	$(3.28)
Adjusted EPS (2)	$1.60	$1.09	$0.51	$5.66	$4.23	$1.43
For the three months ended September 30, 2025 compared to the prior year:
•Total revenues increased 7.8% driven by revenue growth across all operating segments.
•During the three months ended September 30, 2025, the Company incurred an operating loss of $3.2 billion compared to operating income of $832 million in the prior year. The difference was primarily driven by the $5.7 billion goodwill impairment charge related to the Health Care Delivery reporting unit, partially offset by the absence of approximately $1.2 billion of restructuring charges recorded in the prior year and the increase in adjusted operating income described below.
•Adjusted operating income increased 35.8% driven by an increase in the Health Care Benefits segment, partially offset by declines in the Health Services and Pharmacy & Consumer Wellness segments. See pages 3 through 5 for additional discussion of the adjusted operating income performance of the Company’s segments.
•Interest expense increased $32 million, or 4.3%, due to higher debt in the three months ended September 30, 2025, primarily as a result of long-term debt issued in December of 2024 and August of 2025.
•The effective income tax rate was (14.6)% compared to 32.4% in the prior year primarily due to the $5.7 billion goodwill impairment charge recorded in the three months ended September 30, 2025, which was not deductible for income tax purposes.

Operational Highlights
•More than 81% of Aetna Medicare Advantage members are in 2026 Medicare Advantage Prescription Drug plans that are rated 4 stars or higher (out of 5 stars) by the Centers for Medicare & Medicaid Services. Additionally, more than 63% of Aetna Medicare Advantage members are in a 4.5-star plan for 2026.
•During the third quarter, the Company launched its annual vaccination campaign, with updated flu and COVID-19 vaccines now available at CVS Pharmacy and MinuteClinic locations nationwide.

Goodwill Impairment
During 2025, the Company’s Health Care Delivery reporting unit within the Health Services segment has continued to experience challenges which have impacted its ability to grow the business at the rate previously estimated. The Company made a number of changes to its Health Care Delivery management team during 2025 and during the third quarter of 2025, finalized certain strategic changes, including the determination that it would reduce the number of new primary care clinics it would open in 2026 and thereafter. Upon updating its financial projections to reflect these changes, management determined that there were indicators that the Health Care Delivery reporting unit’s goodwill may be impaired and, accordingly, an interim goodwill impairment test was performed. The results of the impairment test showed that the fair value of the Health Care Delivery reporting unit was lower than its carrying value, resulting in a $5.7 billion goodwill impairment charge.

Health Care Benefits segment

The Health Care Benefits segment offers a full range of insured and self-insured (“ASC”) medical, pharmacy, dental and behavioral health products and services. The segment results for the three and nine months ended September 30, 2025 and 2024 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions, except percentages	2025	2024	Change	2025	2024	Change
Total revenues	$35,993	$32,996	$2,997	$107,061	$97,707	$9,354
Adjusted operating income (loss) (1)	314	(924)	1,238	3,615	746	2,869
Medical benefit ratio (“MBR”) (3)	92.8%	95.2%	(2.4)%	90.0%	91.7%	(1.7)%
Medical membership (4)				26.7	27.1	(0.4)

•Total revenues increased 9.1% for the three months ended September 30, 2025 compared to the prior year primarily driven by increases in the Government business, largely due to the impact of the Inflation Reduction Act (“IRA”) on the Medicare Part D program.
•During the three months ended September 30, 2025, the Health Care Benefits segment had adjusted operating income of $314 million compared to an adjusted operating loss of $924 million in the prior year. The change was primarily driven by the favorable year-over-year impact of premium deficiency reserves, higher favorable prior period development and improved underlying performance in the Government business. These increases were partially offset by changes in the seasonality of the Medicare Part D program due to the impact of the IRA and the impact of higher acuity in the individual exchange product line.
•The MBR decreased to 92.8% in the three months ended September 30, 2025 compared to 95.2% in the prior year driven by the favorable year-over-year impact of premium deficiency reserves recorded as health care costs, higher favorable prior period development and improved underlying performance in the Government business. These decreases were partially offset by changes in the seasonality of the Medicare Part D program due to the impact of the IRA and the impact of higher acuity in the individual exchange product line.
•Medical membership as of September 30, 2025 of 26.7 million remained consistent compared with June 30, 2025.
•Prior years’ health care costs payable estimates developed favorably by $1.9 billion during the nine months ended September 30, 2025. This development is reported on a basis consistent with the prior years’ development reported in the health care costs payable table in the Company’s annual audited financial statements and does not directly correspond to an increase in 2025 operating results.
•Days claims payable were 42.5 days as of September 30, 2025, an increase of 1.6 days compared to June 30, 2025.

See the supplemental information on page 18 for additional information regarding the performance of the Health Care Benefits segment.

Health Services segment

The Health Services segment provides a full range of pharmacy benefit management (“PBM”) solutions, delivers health care services in its medical clinics, virtually, and in the home, and offers provider enablement solutions. The segment results for the three and nine months ended September 30, 2025 and 2024 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions	2025	2024	Change	2025	2024	Change
Total revenues	$49,266	$44,129	$5,137	$139,181	$126,585	$12,596
Adjusted operating income (1)	2,050	2,204	(154)	5,228	5,482	(254)
Pharmacy claims processed (5) (6)	475.6	484.1	(8.5)	1,408.8	1,418.2	(9.4)

•Total revenues increased 11.6% for the three months ended September 30, 2025 compared to the prior year primarily driven by pharmacy drug mix and brand inflation, partially offset by continued pharmacy client price improvements.
•Adjusted operating income decreased 7.0% for the three months ended September 30, 2025 compared to the prior year primarily driven by continued pharmacy client price improvements, partially offset by improved purchasing economics.
•Pharmacy claims processed decreased 1.8% on a 30-day equivalent basis for the three months ended September 30, 2025 compared to the prior year.

See the supplemental information on page 19 for additional information regarding the performance of the Health Services segment.

Pharmacy & Consumer Wellness segment

The Pharmacy & Consumer Wellness segment dispenses prescriptions in its retail pharmacies and through its infusion operations, provides ancillary pharmacy services including pharmacy patient care programs, diagnostic testing and vaccination administration, and sells a wide assortment of health and wellness products and general merchandise. The segment also provides pharmacy fulfillment services to support the Health Services segment’s specialty and mail order pharmacy offerings. The segment results for the three and nine months ended September 30, 2025 and 2024 were as follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
In millions	2025	2024	Change	2025	2024	Change
Total revenues	$36,214	$32,423	$3,791	$101,707	$90,986	$10,721
Adjusted operating income (1)	1,478	1,596	(118)	4,129	4,016	113
Prescriptions filled (5) (6)	461.4	431.6	29.8	1,335.0	1,269.6	65.4

•Total revenues increased 11.7% for the three months ended September 30, 2025 compared to the prior year primarily driven by pharmacy drug mix and increased prescription volume, including incremental volume resulting from the Company’s Rite Aid prescription file acquisitions, partially offset by continued pharmacy reimbursement pressure.
•Adjusted operating income decreased 7.4% for the three months ended September 30, 2025 compared to the prior year primarily driven by continued pharmacy reimbursement pressure and increased investments in the segment’s colleagues and capabilities, partially offset by increased prescription volume.
•Prescriptions filled increased 6.9% on a 30-day equivalent basis for the three months ended September 30, 2025 compared to the prior year primarily driven by increased utilization and incremental volume resulting from the Company’s Rite Aid prescription file acquisitions.
•Same store prescription volume(6)(11) increased 8.9% on a 30-day equivalent basis for the three months ended September 30, 2025 compared to the prior year.

See the supplemental information on page 20 for additional information regarding the performance of the Pharmacy & Consumer Wellness segment.

Teleconference and webcast

The Company will be holding a conference call today for investors at 8:00 a.m. (Eastern Time) to discuss its third quarter results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

Non-GAAP Financial Information

The Company presents both GAAP and non-GAAP financial measures in this press release to assist in the comparison of the Company’s past financial performance with its current financial performance. See “Non-GAAP Financial Information” beginning on page 11 and endnotes beginning on page 24 for explanations of non-GAAP financial measures presented in this press release. See pages 14 through 16 and page 23 for reconciliations of each non-GAAP financial measure used in this release to the most directly comparable GAAP financial measure.

About CVS Health

CVS Health is a leading health solutions company building a world of health around every consumer, wherever they are. As of September 30, 2025, the Company had approximately 9,000 retail pharmacy locations, more than 1,000 walk-in and primary care medical clinics and a leading pharmacy benefits manager with approximately 87 million plan members. The Company also serves an estimated more than 37 million people through traditional, voluntary and consumer-directed health insurance products and related services, including highly rated Medicare Advantage offerings and a leading standalone Medicare Part D prescription drug plan. The Company’s integrated model uses personalized, technology driven services to connect people to simply better health, increasing access to quality care, delivering better outcomes, and lowering overall costs.

Cautionary statement concerning forward-looking statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of CVS Health Corporation. Statements in this press release that are forward-looking include, but are not limited to, the information under the headings “2025 Full-year guidance”, “CEO Commentary” and “Financial Results Summary” and the information included in the reconciliations and endnotes. By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Actual results may differ materially from those contemplated by the forward-looking statements due to the risks and uncertainties described in our Securities and Exchange Commission (“SEC”) filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K, our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2025, June 30, 2025 and September 30, 2025 and our Current Reports on Form 8-K.

You are cautioned not to place undue reliance on CVS Health’s forward-looking statements. CVS Health’s forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. CVS Health does not assume any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

Investor Contact: Larry McGrath | Executive Vice President, Chief Strategy Officer and
Chief Strategic Advisor to the CEO | (800) 201-0938
Media Contact: Ethan Slavin | Executive Director, Corporate Communications | (860) 273-6095

- Tables Follow -

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
In millions, except per share amounts	2025	2024	2025	2024
Revenues:
Products	$64,590	$59,674	$182,866	$169,610
Premiums	33,719	30,925	100,734	91,983
Services	3,930	4,279	11,135	12,108
Net investment income	632	550	1,639	1,398
Total revenues	102,871	95,428	296,374	275,099
Operating costs:
Cost of products sold	57,045	52,948	162,107	151,019
Health care costs	32,020	29,922	92,472	85,578
Operating expenses	11,288	10,557	33,522	31,185
Goodwill impairment	5,725	—	5,725	—
Restructuring charges	—	1,169	—	1,169
Total operating costs	106,078	94,596	293,826	268,951
Operating income (loss)	(3,207)	832	2,548	6,148
Gain on deconsolidation of subsidiary	483	—	483	—
Interest expense	(784)	(752)	(2,332)	(2,200)
Other income	26	25	83	74
Income (loss) before income tax provision	(3,482)	105	782	4,022
Income tax provision	508	34	1,977	1,059
Net income (loss)	(3,990)	71	(1,195)	2,963
Net loss attributable to noncontrolling interests	15	16	20	7
Net income (loss) attributable to CVS Health	$(3,975)	$87	$(1,175)	$2,970

Net income (loss) per share attributable to CVS Health:
Basic	$(3.13)	$0.07	$(0.93)	$2.36
Diluted	$(3.13)	$0.07	$(0.93)	$2.35
Weighted average shares outstanding:
Basic	1,269	1,259	1,266	1,258
Diluted	1,269	1,259	1,266	1,262

CVS HEALTH CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)

In millions	September 30, 2025	December 31, 2024
Assets:
Cash and cash equivalents	$9,098	$8,586
Investments	2,134	2,407
Accounts receivable, net	43,857	36,469
Inventories	18,962	18,107
Other current assets	3,058	3,076
Total current assets	77,109	68,645
Long-term investments	31,553	28,934
Property and equipment, net	12,838	12,993
Operating lease right-of-use assets	15,271	15,944
Goodwill	85,478	91,272
Intangible assets, net	25,984	27,323
Separate accounts assets	1,934	3,311
Other assets	5,160	4,793
Total assets	$255,327	$253,215

Liabilities:
Accounts payable	$17,764	$15,892
Pharmacy claims and discounts payable	27,085	24,166
Health care costs payable	16,098	15,064
Accrued expenses and other current liabilities	23,415	20,810
Other insurance liabilities	1,096	1,183
Current portion of operating lease liabilities	1,909	1,751
Short-term debt	1,247	2,119
Current portion of long-term debt	4,081	3,624
Total current liabilities	92,695	84,609
Long-term operating lease liabilities	14,007	14,899
Long-term debt	60,508	60,527
Deferred income taxes	3,547	3,806
Separate accounts liabilities	1,934	3,311
Other long-term insurance liabilities	4,767	4,902
Other long-term liabilities	4,759	5,431
Total liabilities	182,217	177,485

Shareholders’ equity:
Preferred stock	—	—
Common stock and capital surplus	50,181	49,661
Treasury stock	(36,776)	(36,818)
Retained earnings	59,107	62,837
Accumulated other comprehensive income (loss)	416	(120)
Total CVS Health shareholders’ equity	72,928	75,560
Noncontrolling interests	182	170
Total shareholders’ equity	73,110	75,730
Total liabilities and shareholders’ equity	$255,327	$253,215

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In millions	2025	2024
Cash flows from operating activities:
Cash receipts from customers	$283,378	$264,538
Cash paid for inventory, prescriptions dispensed and health services rendered	(157,849)	(145,469)
Insurance benefits paid	(88,769)	(80,357)
Cash paid to other suppliers and employees	(27,308)	(28,933)
Interest and investment income received	1,494	1,288
Interest paid	(2,529)	(2,391)
Income taxes paid	(1,168)	(1,429)
Net cash provided by operating activities	7,249	7,247

Cash flows from investing activities:
Proceeds from sales and maturities of investments	9,640	7,634
Purchases of investments	(11,045)	(12,677)
Purchases of property and equipment	(2,048)	(2,013)
Acquisitions	(429)	(85)
Other	9	75
Net cash used in investing activities	(3,873)	(7,066)

Cash flows from financing activities:
Commercial paper borrowings (repayments), net	(872)	600
Proceeds from issuance of long-term debt	3,969	4,959
Repayments of long-term debt	(3,609)	(1,706)
Repurchase of common stock	—	(3,023)
Dividends paid	(2,552)	(2,535)
Proceeds from exercise of stock options	308	342
Payments for taxes related to net share settlement of equity awards	(145)	(181)
Other	(7)	(22)
Net cash used in financing activities	(2,908)	(1,566)
Net increase (decrease) in cash, cash equivalents and restricted cash	468	(1,385)
Cash, cash equivalents and restricted cash at the beginning of the period	8,884	8,525
Cash, cash equivalents and restricted cash at the end of the period	$9,352	$7,140

CVS HEALTH CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
In millions	2025	2024
Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$(1,195)	$2,963
Adjustments required to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,459	3,450
Goodwill impairment	5,725	—
Stock-based compensation	400	403
Loss on sale of subsidiary	236	—
Gain on deconsolidation of subsidiary	(483)	—
Restructuring charges (impairment of long-lived assets)	—	840
Deferred income taxes and other items	(440)	(912)
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(7,537)	(986)
Inventories	(982)	355
Other assets	(588)	(850)
Accounts payable and pharmacy claims and discounts payable	5,052	2,169
Health care costs payable and other insurance liabilities	734	2,878
Other liabilities	2,868	(3,063)
Net cash provided by operating activities	$7,249	$7,247

Non-GAAP Financial Information

The Company uses non-GAAP financial measures to analyze underlying business performance and trends. The Company believes that providing these non-GAAP financial measures enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current and expected future performance. These non-GAAP financial measures, which are included in this press release and which may be referred to on the conference call discussing the Company’s third quarter financial results, are provided as supplemental information to the financial measures presented in this press release and discussed on the conference call that are calculated and presented in accordance with GAAP. Non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. The Company’s definitions of its non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies.

Non-GAAP financial measures such as consolidated adjusted operating income, adjusted earnings per share (“EPS”) and adjusted income attributable to CVS Health exclude from the relevant GAAP metrics, as applicable: amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance.

For the periods covered in this press release, the following items are excluded from the non-GAAP financial measures described above, as applicable, because the Company believes they neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance:
•The Company’s acquisition activities have resulted in the recognition of intangible assets as required under the acquisition method of accounting which consist primarily of trademarks, customer contracts/relationships, covenants not to compete, technology, provider networks and value of business acquired. Definite-lived intangible assets are amortized over their estimated useful lives and are tested for impairment when events indicate that the carrying value may not be recoverable. The amortization of intangible assets is reflected in operating expenses within each segment. Although intangible assets contribute to the Company’s revenue generation, the amortization of intangible assets does not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Additionally, intangible asset amortization expense typically fluctuates based on the size and timing of the Company’s acquisition activity. Accordingly, the Company believes excluding the amortization of intangible assets enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends. Intangible asset amortization excluded from the related non-GAAP financial measure represents the entire amount recorded within the Company’s GAAP financial statements, and the revenue generated by the associated intangible assets has not been excluded from the related non-GAAP financial measure. Intangible asset amortization is excluded from the related non-GAAP financial measure because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised.
•The Company’s net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of insurance liabilities. Net realized capital gains and losses are reflected in net investment income (loss) within each segment. These capital gains and losses are the result of investment decisions, market conditions and other economic developments that are unrelated to the performance of the Company’s business, and the amount and timing of these capital gains and losses do not directly relate to the underwriting of the Company’s insurance products, the services performed for the Company’s customers or the sale of the Company’s products or services. Accordingly, the Company believes excluding net realized capital gains and losses enhances the Company’s and investors’ ability to compare the Company’s past financial performance with its current performance and to analyze underlying business performance and trends.
•During the three and nine months ended September 30, 2025 and 2024, the acquisition-related integration costs relate to the acquisitions of Signify Health, Inc. and Oak Street Health, Inc. The acquisition-related integration costs are reflected in operating expenses within the Corporate/Other segment.

•During the three and nine months ended September 30, 2025, the goodwill impairment charge relates to the Health Care Delivery reporting unit within the Health Services segment.
•During the three and nine months ended September 30, 2025, the Health Care Delivery clinic closure charge primarily relates to the write down of long-lived assets in connection with the planned closure of certain existing Oak Street Health clinics in 2026, as well as associated severance and employee-related costs expected to be incurred. The Health Care Delivery clinic closure charge is reflected in operating expenses within the Health Services segment.
•During the three and nine months ended September 30, 2025 and the nine months ended September 30, 2024, the opioid litigation charges relate to changes in the Company’s accrual related to ongoing opioid litigation matters.
•During the nine months ended September 30, 2025 and the three and nine months ended September 30, 2024, the office real estate optimization charges primarily relate to the abandonment of leased real estate and the related right-of-use assets and property and equipment in connection with the Company’s evaluation of corporate office real estate space in response to its ongoing flexible work arrangement. The office real estate optimization charges are reflected in operating expenses within each segment.
•During the nine months ended September 30, 2025, the Company recorded legacy litigation charges related to two court decisions associated with its past business practices.
In April 2025, a jury found Omnicare and CVS Health Corporation liable in connection with alleged violations of the federal False Claims Act related to dispensing practices by Omnicare from 2010, prior to its acquisition by the Company in 2015, through 2018. Damages were found only with respect to Omnicare. Accordingly, the Company recorded a litigation charge of $387 million during the first quarter of 2025. During the second quarter of 2025, the Company recorded a charge of $542 million, reflecting penalties assessed under the False Claims Act. These litigation charges are reflected in operating expenses within the Pharmacy & Consumer Wellness segment.
In June 2025, a court found certain subsidiaries of CVS Health Corporation liable for damages in connection with a complaint filed in February 2014, in which the government declined to intervene, related to PBM direct and indirect remuneration reporting practices for two clients from 2010 through 2016, which the Company has since modified. In connection with this court decision, the Company recorded a litigation charge of $291 million during the second quarter of 2025. This litigation charge is reflected in operating expenses within the Health Services segment.
•During the nine months ended September 30, 2025, the loss on the wind down and sale of Accountable Care assets represents the pre-tax loss on the divestiture of the Company’s Medicare Shared Savings Program (“MSSP”) operations, which the Company sold in March 2025, as well as costs incurred in connection with the process of winding down the Company’s Accountable Care Organization Realizing Equity, Access and Community Health (“ACO REACH”) operations. The loss on Accountable Care assets is reflected in operating expenses within the Health Services segment.
•During the three and nine months ended September 30, 2024, the restructuring charges are primarily comprised of a store impairment charge, corporate workforce optimization costs, including severance and employee-related costs, and other asset impairment and related charges associated with the discontinuation of certain non-core assets. During the third quarter of 2024, the Company finalized an enterprise-wide restructuring plan intended to streamline and simplify the organization, improve efficiency and reduce costs. In connection with this restructuring plan, the Company completed a strategic review of its retail business and determined that it planned to close additional retail stores in 2025, and, accordingly, it recorded a store impairment charge to write down the associated lease right-of-use assets and property and equipment. In addition, during the third quarter of 2024, the Company also conducted a review of its various strategic assets and determined that it would discontinue the use of certain non-core assets, at which time impairment losses were recorded to write down the carrying value of these assets to the Company’s best estimate of their fair value. The restructuring charges associated with the store impairments are reflected within the Pharmacy & Consumer Wellness segment, other asset impairments and related charges are reflected within the Corporate/Other and Pharmacy & Consumer Wellness segments and corporate workforce optimization costs are reflected within the Corporate/Other segment.

•During the three and nine months ended September 30, 2025, the gain on deconsolidation of subsidiary relates to Omnicare, a wholly-owned indirect subsidiary of CVS Health Corporation, and certain of its subsidiary entities (collectively, the “Omnicare Entities”). In September 2025, the Omnicare Entities voluntarily initiated Chapter 11 proceedings under the U.S. Bankruptcy Code, at which time the Company determined that it no longer retained control of the Omnicare Entities and deconsolidated the subsidiaries.
•The corresponding tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health and Adjusted EPS above. The nature of each non-GAAP adjustment is evaluated to determine whether a discrete adjustment should be made to the adjusted income tax provision.

See endnotes (1) and (2) on page 24 for definitions of non-GAAP financial measures. Reconciliations of each non-GAAP financial measure to the most directly comparable GAAP financial measure are presented on pages 14 through 16 and page 23.

Reconciliations of Non-GAAP Financial Measures to the Most Directly Comparable GAAP Financial Measures

Adjusted Operating Income
(Unaudited)

The following are reconciliations of consolidated operating income (loss) (GAAP measure) to consolidated adjusted operating income, as well as reconciliations of segment GAAP operating income (loss) to segment adjusted operating income (loss):

	Three Months Ended September 30, 2025
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$53	$(3,899)	$1,414	$(775)	$(3,207)
Amortization of intangible assets	294	141	64	1	500
Net realized capital (gains) losses	(33)	—	—	44	11
Acquisition-related integration costs	—	—	—	27	27
Goodwill impairment	—	5,725	—	—	5,725
Health Care Delivery clinic closure charge	—	83	—	—	83
Opioid litigation charge	—	—	—	320	320
Adjusted operating income (loss) (1)	$314	$2,050	$1,478	$(383)	$3,459

	Three Months Ended September 30, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$(1,229)	$2,055	$784	$(778)	$832
Amortization of intangible assets	294	149	64	—	507
Net realized capital (gains) losses	1	—	—	(20)	(19)
Acquisition-related integration costs	—	—	—	41	41
Office real estate optimization charges	10	—	1	6	17
Restructuring charges	—	—	747	422	1,169
Adjusted operating income (loss) (1)	$(924)	$2,204	$1,596	$(329)	$2,547

	Nine Months Ended September 30, 2025
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$2,729	$(1,570)	$3,014	$(1,625)	$2,548
Amortization of intangible assets	881	426	184	2	1,493
Net realized capital (gains) losses	1	(15)	—	73	59
Acquisition-related integration costs	—	—	—	100	100
Goodwill impairment	—	5,725	—	—	5,725
Health Care Delivery clinic closure charge	—	83	—	—	83
Opioid litigation charge	—	—	—	320	320
Office real estate optimization charges	4	—	2	4	10
Legacy litigation charges	—	291	929	—	1,220
Loss on Accountable Care assets	—	288	—	—	288
Adjusted operating income (loss) (1)	$3,615	$5,228	$4,129	$(1,126)	$11,846

	Nine Months Ended September 30, 2024
In millions	Health Care Benefits	Health Services	Pharmacy & Consumer Wellness	Corporate/ Other	Consolidated Totals
Operating income (loss) (GAAP measure)	$(227)	$5,034	$3,076	$(1,735)	$6,148
Amortization of intangible assets	881	448	192	1	1,522
Net realized capital losses	82	—	—	7	89
Acquisition-related integration costs	—	—	—	203	203
Opioid litigation charge	—	—	—	100	100
Office real estate optimization charges	10	—	1	6	17
Restructuring charges	—	—	747	422	1,169
Adjusted operating income (loss) (1)	$746	$5,482	$4,016	$(996)	$9,248

Adjusted Earnings Per Share
(Unaudited)
The following are reconciliations of net income (loss) attributable to CVS Health to adjusted income attributable to CVS Health and calculations of GAAP diluted earnings (loss) per share and Adjusted EPS:

	Three Months Ended September 30, 2025		Three Months Ended September 30, 2024
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income (loss) attributable to CVS Health (GAAP measure)	$(3,975)	$(3.13)	$87	$0.07
Amortization of intangible assets	500	0.39	507	0.40
Net realized capital (gains) losses	11	0.01	(19)	(0.02)
Acquisition-related integration costs	27	0.02	41	0.03
Goodwill impairment	5,725	4.50	—	—
Health Care Delivery clinic closure charge	83	0.07	—	—
Opioid litigation charge	320	0.25	—	—
Office real estate optimization charges	—	—	17	0.01
Restructuring charges	—	—	1,169	0.93
Gain on deconsolidation of subsidiary	(483)	(0.38)	—	—
Tax impact of non-GAAP adjustments	(171)	(0.13)	(433)	(0.33)
Adjusted income attributable to CVS Health (2)	$2,037	$1.60	$1,369	$1.09

Weighted average diluted shares outstanding		1,269		1,259
Adjusted weighted average diluted shares outstanding (non-GAAP) (2)		1,272		1,259

	Nine Months Ended September 30, 2025		Nine Months Ended September 30, 2024
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net income (loss) attributable to CVS Health (GAAP measure)	$(1,175)	$(0.93)	$2,970	$2.35
Amortization of intangible assets	1,493	1.18	1,522	1.21
Net realized capital losses	59	0.05	89	0.07
Acquisition-related integration costs	100	0.08	203	0.16
Goodwill impairment	5,725	4.50	—	—
Health Care Delivery clinic closure charge	83	0.07	—	—
Opioid litigation charges	320	0.25	100	0.08
Office real estate optimization charges	10	0.01	17	0.01
Legacy litigation charges	1,220	0.96	—	—
Loss on Accountable Care assets	288	0.23	—	—
Restructuring charges	—	—	1,169	0.93
Gain on deconsolidation of subsidiary	(483)	(0.38)	—	—
Tax impact of non-GAAP adjustments	(455)	(0.36)	(738)	(0.58)
Adjusted income attributable to CVS Health (2)	$7,185	$5.66	$5,332	$4.23

Weighted average diluted shares outstanding		1,266		1,262
Adjusted weighted average diluted shares outstanding (non-GAAP) (2)		1,269		1,262

Supplemental Information
(Unaudited)

The Company’s segments maintain separate financial information, and the Company’s chief operating decision maker (the “CODM”) evaluates the segments’ operating results on a regular basis in deciding how to allocate resources among the segments and in assessing segment performance. The CODM evaluates the performance of the Company’s segments based on adjusted operating income. Adjusted operating income is defined as operating income (loss) (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance as further described in endnote (1). The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends.

The following are reconciliations of financial measures of the Company’s segments to the consolidated totals:

In millions	Health Care Benefits	Health Services (a)	Pharmacy & Consumer Wellness	Corporate/ Other	Intersegment Eliminations (b)	Consolidated Totals
Three Months Ended
September 30, 2025
Total revenues	$35,993	$49,266	$36,214	$133	$(18,735)	$102,871
Adjusted operating income (loss) (1)	314	2,050	1,478	(383)	—	3,459
September 30, 2024
Total revenues	$32,996	$44,129	$32,423	$142	$(14,262)	$95,428
Adjusted operating income (loss) (1)	(924)	2,204	1,596	(329)	—	2,547

Nine Months Ended
September 30, 2025
Total revenues	$107,061	$139,181	$101,707	$362	$(51,937)	$296,374
Adjusted operating income (loss) (1)	3,615	5,228	4,129	(1,126)	—	11,846
September 30, 2024
Total revenues	$97,707	$126,585	$90,986	$368	$(40,547)	$275,099
Adjusted operating income (loss) (1)	746	5,482	4,016	(996)	—	9,248
_____________________________________________
(a)Total revenues of the Health Services segment include approximately $2.4 billion and $2.7 billion of retail co-payments for the three months ended September 30, 2025 and 2024, respectively, and $8.8 billion and $8.9 billion of retail co-payments for the nine months ended September 30, 2025 and 2024, respectively.
(b)Intersegment revenue eliminations relate to intersegment revenue generating activities that occur between the Health Care Benefits segment, the Health Services segment, and/or the Pharmacy & Consumer Wellness segment.

Supplemental Information
(Unaudited)

Health Care Benefits segment

The following table summarizes the Health Care Benefits segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2025 vs 2024		Nine Months Ended September 30, 2025 vs 2024
In millions, except percentages and basis points (“bps”)	2025	2024	2025	2024	$	%	$	%
Revenues:
Premiums	$33,739	$30,914	$100,731	$91,947	$2,825	9.1%	$8,784	9.6%
Services	1,741	1,659	5,023	4,684	82	4.9%	339	7.2%
Net investment income	513	423	1,307	1,076	90	21.3%	231	21.5%
Total revenues	35,993	32,996	107,061	97,707	2,997	9.1%	9,354	9.6%
Health care costs	31,319	29,443	90,696	84,359	1,876	6.4%	6,337	7.5%
MBR (Health care costs as a % of premium revenues) (3)	92.8%	95.2%	90.0%	91.7%	(240)	bps	(170)	bps
Operating expenses	$4,621	$4,782	$13,636	$13,575	$(161)	(3.4)%	$61	0.4%
Operating expenses as a % of total revenues	12.8%	14.5%	12.7%	13.9%
Operating income (loss)	$53	$(1,229)	$2,729	$(227)	$1,282	104.3%	$2,956	1,302.2%
Operating income (loss) as a % of total revenues	0.1%	(3.7)%	2.5%	(0.2)%
Adjusted operating income (loss) (1)	$314	$(924)	$3,615	$746	$1,238	134.0%	$2,869	384.6%
Adjusted operating income (loss) as a % of total revenues	0.9%	(2.8)%	3.4%	0.8%
Premium revenues (by business):
Government	$25,968	$22,331	$76,800	$66,269	$3,637	16.3%	$10,531	15.9%
Commercial	7,771	8,583	23,931	25,678	(812)	(9.5)%	(1,747)	(6.8)%

The following table summarizes the Health Care Benefits segment’s medical membership for the respective periods:

	September 30, 2025			June 30, 2025			December 31, 2024			September 30, 2024
In thousands	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total	Insured	ASC	Total
Medical membership: (4)
Commercial	3,536	15,314	18,850	3,608	15,251	18,859	4,691	14,160	18,851	4,751	14,155	18,906
Medicare Advantage	4,266	—	4,266	4,240	—	4,240	4,447	—	4,447	4,438	—	4,438
Medicare Supplement	1,221	—	1,221	1,236	—	1,236	1,282	—	1,282	1,291	—	1,291
Medicaid	1,978	388	2,366	1,985	401	2,386	2,094	421	2,515	2,077	436	2,513
Total medical membership	11,001	15,702	26,703	11,069	15,652	26,721	12,514	14,581	27,095	12,557	14,591	27,148

Supplemental membership information:
Medicare Prescription Drug Plan (stand-alone)			4,056			4,065			4,882			4,898

The following table summarizes the Health Care Benefits segment’s days claims payable for the respective periods:

	September 30, 2025	June 30, 2025	December 31, 2024	September 30, 2024
Days Claims Payable (7)	42.5	40.9	44.0	44.6

Supplemental Information
(Unaudited)

Health Services segment

The following table summarizes the Health Services segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2025 vs 2024		Nine Months Ended September 30, 2025 vs 2024
In millions, except percentages	2025	2024	2025	2024	$	%	$	%
Revenues:
Products	$46,767	$41,208	$132,125	$118,417	$5,559	13.5%	$13,708	11.6%
Services	2,500	2,922	7,046	8,171	(422)	(14.4)%	(1,125)	(13.8)%
Net investment income (loss)	(1)	(1)	10	(3)	—	—%	13	433.3%
Total revenues	49,266	44,129	139,181	126,585	5,137	11.6%	12,596	10.0%
Cost of products sold	45,230	40,381	128,425	116,678	4,849	12.0%	11,747	10.1%
Health care costs	1,291	936	3,439	2,428	355	37.9%	1,011	41.6%
Gross profit (8)	2,745	2,812	7,317	7,479	(67)	(2.4)%	(162)	(2.2)%
Gross margin (Gross profit as a % of total revenues) (8)	5.6%	6.4%	5.3%	5.9%
Operating expenses	$919	$757	$3,162	$2,445	$162	21.4%	$717	29.3%
Operating expenses as a % of total revenues	1.9%	1.7%	2.3%	1.9%
Goodwill impairment	$5,725	$—	$5,725	$—	$5,725	100.0%	$5,725	100.0%
Operating income (loss)	(3,899)	2,055	(1,570)	5,034	(5,954)	(289.7)%	(6,604)	(131.2)%
Operating income (loss) as a % of total revenues	(7.9)%	4.7%	(1.1)%	4.0%
Adjusted operating income (1)	$2,050	$2,204	$5,228	$5,482	$(154)	(7.0)%	$(254)	(4.6)%
Adjusted operating income as a % of total revenues	4.2%	5.0%	3.8%	4.3%
Revenues (by distribution channel):
Pharmacy network (9)	$26,408	$24,136	$74,187	$66,448	$2,272	9.4%	$7,739	11.6%
Mail & specialty (10)	20,392	17,214	58,071	52,127	3,178	18.5%	5,944	11.4%
Other	2,467	2,780	6,913	8,013	(313)	(11.3)%	(1,100)	(13.7)%
Net investment income (loss)	(1)	(1)	10	(3)	—	—%	13	433.3%
Pharmacy claims processed (5) (6)	475.6	484.1	1,408.8	1,418.2	(8.5)	(1.8)%	(9.4)	(0.7)%

Supplemental Information
(Unaudited)

Pharmacy & Consumer Wellness segment

The following table summarizes the Pharmacy & Consumer Wellness segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2025 vs 2024		Nine Months Ended September 30, 2025 vs 2024
In millions, except percentages	2025	2024	2025	2024	$	%	$	%
Revenues:
Products	$35,503	$31,823	$99,730	$89,195	$3,680	11.6%	$10,535	11.8%
Services	711	600	1,977	1,791	111	18.5%	186	10.4%
Total revenues	36,214	32,423	101,707	90,986	3,791	11.7%	10,721	11.8%
Cost of products sold	29,647	26,032	83,005	72,627	3,615	13.9%	10,378	14.3%
Gross profit (8)	6,567	6,391	18,702	18,359	176	2.8%	343	1.9%
Gross margin (Gross profit as a % of total revenues) (8)	18.1%	19.7%	18.4%	20.2%
Operating expenses	$5,153	$4,860	$15,688	$14,536	$293	6.0%	$1,152	7.9%
Operating expenses as a % of total revenues	14.2%	15.0%	15.4%	16.0%
Restructuring charges	$—	$747	$—	$747	$(747)	(100.0)%	$(747)	(100.0)%
Operating income	1,414	784	3,014	3,076	630	80.4%	(62)	(2.0)%
Operating income as a % of total revenues	3.9%	2.4%	3.0%	3.4%
Adjusted operating income (1)	$1,478	$1,596	$4,129	$4,016	$(118)	(7.4)%	$113	2.8%
Adjusted operating income as a % of total revenues	4.1%	4.9%	4.1%	4.4%
Revenues (by major goods/service lines):
Pharmacy	$30,428	$26,666	$84,135	$73,463	$3,762	14.1%	$10,672	14.5%
Front Store	5,192	5,196	15,803	15,847	(4)	(0.1)%	(44)	(0.3)%
Other	594	561	1,769	1,676	33	5.9%	93	5.5%
Prescriptions filled (5) (6)	461.4	431.6	1,335.0	1,269.6	29.8	6.9%	65.4	5.2%
Same store sales increase (decrease): (11)
Total	14.3%	15.5%	14.6%	9.1%
Pharmacy	16.8%	19.5%	17.5%	12.1%
Front Store	1.5%	(1.1)%	1.5%	(2.5)%
Prescription volume (6)	8.9%	9.1%	7.3%	7.1%

Supplemental Information
(Unaudited)

Corporate/Other segment

The following table summarizes the Corporate/Other segment’s performance for the respective periods:

					Change
	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended September 30, 2025 vs 2024		Nine Months Ended September 30, 2025 vs 2024
In millions, except percentages	2025	2024	2025	2024	$	%	$	%
Revenues:
Premiums	$11	$11	$34	$36	$—	—%	$(2)	(5.6)%
Services	2	3	6	7	(1)	(33.3)%	(1)	(14.3)%
Net investment income	120	128	322	325	(8)	(6.3)%	(3)	(0.9)%
Total revenues	133	142	362	368	(9)	(6.3)%	(6)	(1.6)%
Health care costs	47	49	133	142	(2)	(4.1)%	(9)	(6.3)%
Operating expenses	861	449	1,854	1,539	412	91.8%	315	20.5%
Restructuring charges	—	422	—	422	(422)	(100.0)%	(422)	(100.0)%
Operating loss	(775)	(778)	(1,625)	(1,735)	3	0.4%	110	6.3%
Adjusted operating loss (1)	(383)	(329)	(1,126)	(996)	(54)	(16.4)%	(130)	(13.1)%

Supplemental Information
(Unaudited)

The following table shows the components of the change in the consolidated health care costs payable during the nine months ended September 30, 2025 and 2024:

	Nine Months Ended September 30,
In millions	2025	2024
Health care costs payable, beginning of the period	$15,064	$12,049
Less: Reinsurance recoverables	81	5
Less: Impact of discount rate on long-duration insurance reserves (a)	(1)	(23)
Health care costs payable, beginning of the period, net	14,984	12,067
Add: Components of incurred health care costs
Current year	93,496	85,541
Prior years (b)	(1,926)	(845)
Total incurred health care costs (c)	91,570	84,696
Less: Claims paid
Current year	79,687	71,356
Prior years	11,567	10,886
Total claims paid	91,254	82,242
Health care costs payable, end of the period, net	15,300	14,521
Add: Premium deficiency reserves	728	670
Add: Reinsurance recoverables	94	65
Add: Impact of discount rate on long-duration insurance reserves (a)	(24)	(19)
Health care costs payable, end of the period	$16,098	$15,237
_____________________________________________
(a)Reflects the difference between the current discount rate and the locked-in discount rate on long-duration insurance reserves which is recorded within accumulated other comprehensive income (loss) on the unaudited condensed consolidated balance sheets.
(b)Negative amounts reported for incurred health care costs related to prior years result from claims being settled for amounts less than originally estimated.
(c)Total incurred health care costs for the nine months ended September 30, 2025 and 2024 in the table above exclude $41 million and $70 million, respectively, of health care costs recorded in the Health Care Benefits segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets and $133 million and $142 million, respectively, of health care costs recorded in the Corporate/Other segment that are included in other insurance liabilities on the unaudited condensed consolidated balance sheets. Total incurred health care costs for the nine months ended September 30, 2025 also exclude $728 million for premium deficiency reserves for the 2025 coverage year related to the Company’s individual exchange and Group Medicare Advantage product lines. Total incurred health care costs for the nine months ended September 30, 2024 also exclude $670 million for premium deficiency reserves related to the Company’s Medicare, individual exchange and Medicaid product lines.

Adjusted Earnings Per Share Guidance
(Unaudited)

The following reconciliations of projected net income (loss) attributable to CVS Health to projected adjusted income attributable to CVS Health and calculations of projected GAAP diluted earnings (loss) per share and projected Adjusted EPS contain forward-looking information. All forward-looking information involves risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information for a number of reasons as described in our SEC filings, including those set forth in the Risk Factors section and under the heading “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Annual Report on Form 10-K and our most recently filed Quarterly Report on Form 10-Q. See “Non-GAAP Financial Information” earlier in this press release and endnote (2) later in this press release for more information on how we calculate Adjusted EPS.

	Year Ending December 31, 2025
	Low		High
In millions, except per share amounts	Total Company	Per Common Share	Total Company	Per Common Share
Net loss attributable to CVS Health (GAAP measure)	$(432)	$(0.34)	$(307)	$(0.24)
Non-GAAP adjustments:
Amortization of intangible assets	2,000	1.57	2,000	1.57
Net realized capital losses	59	0.05	59	0.05
Acquisition-related integration costs	150	0.12	150	0.12
Goodwill impairment	5,725	4.50	5,725	4.50
Health Care Delivery clinic closure charge	83	0.07	83	0.07
Opioid litigation charge	320	0.25	320	0.25
Office real estate optimization charges	10	0.01	10	0.01
Legacy litigation charges	1,220	0.96	1,220	0.96
Loss on Accountable Care assets	288	0.23	288	0.23
Gain on deconsolidation of subsidiary	(483)	(0.38)	(483)	(0.38)
Tax impact of non-GAAP adjustments	(620)	(0.49)	(620)	(0.49)
Adjusted income attributable to CVS Health (2)	$8,320	$6.55	$8,445	$6.65

Weighted average diluted shares outstanding		1,267		1,267
Adjusted weighted average diluted shares outstanding (non-GAAP) (2)		1,270		1,270

Endnotes

(1) The Company defines adjusted operating income as operating income (loss) (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, goodwill impairment charges, Health Care Delivery clinic closure charges, opioid litigation charges, office real estate optimization charges, certain legacy litigation charges, losses on Accountable Care assets and restructuring charges. The CODM uses adjusted operating income as its principal measure of segment performance as it enhances the CODM’s ability to compare past financial performance with current performance and analyze underlying business performance and trends. The consolidated measure is not determined in accordance with GAAP and should not be considered a substitute for, or superior to, the most directly comparable GAAP measure, consolidated operating income (loss). See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from consolidated operating income (loss) in determining consolidated adjusted operating income.
(2) GAAP diluted earnings (loss) per share and Adjusted EPS, respectively, are calculated by dividing net income (loss) attributable to CVS Health and adjusted income attributable to CVS Health by the Company’s weighted average diluted shares outstanding. The Company defines adjusted income attributable to CVS Health as net income (loss) attributable to CVS Health (GAAP measure) excluding the impact of amortization of intangible assets, net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business performance, such as acquisition-related integration costs, goodwill impairment charges, Health Care Delivery clinic closure charges, opioid litigation charges, office real estate optimization charges, certain legacy litigation charges, losses on Accountable Care assets, restructuring charges, the gain on deconsolidation of subsidiary, as well as the corresponding income tax benefit or expense related to the items excluded from adjusted income attributable to CVS Health. Adjusted EPS for the three and nine months ended September 30, 2025 and projected Adjusted EPS for the year ended December 31, 2025 is calculated utilizing weighted average diluted shares outstanding, which include potential common shares in each period, as the impact of the potential common shares was dilutive. The potential common shares were excluded from the calculations of GAAP loss per share for the three and nine months ended September 30, 2025 and projected GAAP loss per share for the year ended December 31, 2025, as the shares would have had an anti-dilutive effect as a result of the GAAP net loss in each period. See “Non-GAAP Financial Information” earlier in this press release for additional information regarding the items excluded from net income attributable to CVS Health in determining adjusted income attributable to CVS Health.
(3) Medical benefit ratio is calculated by dividing the Health Care Benefits segment’s health care costs by premium revenues and represents the percentage of premium revenues spent on medical benefits for the segment’s insured members. Management uses MBR to assess the underlying business performance and underwriting of its insurance products, understand variances between actual results and expected results and identify trends in period-over-period results. MBR provides management and investors with information useful in assessing the operating results of the Health Care Benefits segment’s insured products.
(4) Medical membership represents the number of members covered by the Health Care Benefits segment’s insured and ASC medical products and related services at a specified point in time. Management uses this metric to understand variances between actual medical membership and expected amounts as well as trends in period-over-period results. This metric provides management and investors with information useful in understanding the impact of medical membership on the Health Care Benefits segment’s total revenues and operating results.
(5) Pharmacy claims processed represents the number of prescription claims processed through the Company’s pharmacy benefits manager and dispensed by either its retail network pharmacies or the Company’s mail and specialty pharmacies. Prescriptions filled represents the number of prescriptions dispensed through the Pharmacy & Consumer Wellness segment’s retail pharmacies and infusion services operations, as well as through the Omnicare long-term care pharmacies prior to their deconsolidation in September 2025. Management uses these metrics to understand variances between actual claims processed and prescriptions dispensed, respectively, and expected amounts as well as trends in period-over-period results. These metrics provide management and investors with information useful in understanding the impact of pharmacy claim volume and prescription volume, respectively, on segment total revenues and operating results.
(6) Includes an adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.
(7) Days claims payable is calculated by dividing the Health Care Benefits segment’s health care costs payable at the end of each quarter by its average health care costs per day during such quarter. Management and investors use this metric as an indicator of the adequacy of the Health Care Benefits segment’s health care costs payable liability at the end of each quarter and as an indicator of changes in such adequacy over time.
(8) Gross profit is calculated as the segment’s total revenues less its cost of products sold, and, for the Health Services segment, health care costs. Gross margin is calculated by dividing the segment’s gross profit by its total revenues and represents the percentage of total revenues that remains after incurring direct costs associated with the segment’s products sold and services provided. Gross margin provides investors with information that may be useful in assessing the operating results of the Company’s Health Services and Pharmacy & Consumer Wellness segments.
(9) Health Services pharmacy network revenues relate to claims filled at retail and specialty retail pharmacies, including pharmacies owned by the Company, as well as activity associated with Maintenance Choice®, which permits eligible client plan members to fill their maintenance prescriptions through mail order delivery or at a CVS pharmacy retail store for the same price as mail order.
(10) Health Services mail and specialty revenues relate to specialty mail claims inclusive of Specialty Connect® claims picked up at a retail pharmacy, as well as mail order and specialty claims fulfilled by the Pharmacy & Consumer Wellness segment.
(11) Same store sales and prescription volume represent the change in revenues and prescriptions filled in the Company’s retail pharmacy stores that have been operating for greater than one year and digital sales initiated online or through mobile applications and fulfilled through the Company’s distribution centers, expressed as a percentage that indicates the increase or decrease relative to the comparable prior period. Same store metrics exclude revenues and prescriptions from infusion services operations and long-term care pharmacies. Management uses these metrics to evaluate the performance of existing stores on a comparable basis and to inform future decisions regarding existing stores and new locations. Same-store metrics provide management and investors with information useful in understanding the portion of current revenues and prescriptions resulting from organic growth in existing locations versus the portion resulting from opening new stores.